CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Bioanalytical Systems, Inc.

We consent to the incorporation by reference in the Registration Statements (Nos. 333-56123, 333-56127 and 333-153734) on Form S-8 of Bioanalytical Systems, Inc. of our report dated January 12, 2011, with respect to the consolidated balance sheets of Bioanalytical Systems, Inc. as of September 30, 2010 and 2009, and the related consolidated statement of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the years then ended appearing in this Annual Report on Form 10-K of Bioanalytical Systems, Inc. for the year ended September 30, 2010.

/s/ Crowe Horwath LLP
Crowe Horwath LLP
Indianapolis, IN
January 12, 2011